Exhibit 99.1

Press Release	Source: Thomson Scientific

Thomson Scientific Announces Strategic Alliance With Collexis to Develop Custom Data Mining Solution for Web of Science Users
Thursday February 21, 12:13 pm ET
Thomson Collexis Dashboard to Provide Scientists and Researchers with Deep Analysis, Trending, and Visualization of Published Information

PHILADELPHIA and LONDON, Feb. 21 /PRNewswire-FirstCall/ -- Thomson Scientific, part of The Thomson Corporation (NYSE: TOC - News; TSX: TOC - News) and leading provider of information solutions to the worldwide research and business communities, and Collexis Holdings Inc. (OTC Bulletin Board: CLXS - News), a developer of high definition search and knowledge discovery software, today announced plans to join together Collexis' Knowledge Dashboard with Thomson Scientific's Web of Science to create a custom data mining solution for the research community.

Called the Thomson Collexis Dashboard, it will provide enhanced knowledge discovery for the academic and government R&D communities. By merging Thomson Scientific's Web of Science data with the Collexis Knowledge Dashboard, users will have the ability to identify and search for documents, experts and trends, and make new discoveries more quickly, accurately and deeply than via conventional search engines.

"By marrying the data and functionality of our technology and domain expertise in the life sciences with Thomson Scientific's extensive research journal database, we are enabling users to take their research to the next level," said Bill Kirkland, CEO of Collexis Holdings, Inc. "The Thomson Collexis Dashboard will offer expanded capabilities for researchers to search and analyze journals and cited research back to 1985, as well as use this unique resource to discover emerging research paths, new hypotheses and experts."

The Thomson Collexis Dashboard is a custom software and information solution that enables scientists to analyze large numbers of publications concerning a defined topic swiftly and efficiently, and filter the essential information. Additionally, it allows researchers to explore existing knowledge concepts and provides proactive suggestions about the direction of research across a topic or by category. It also includes multiple thesauri that allow different points of view on the same data and subject navigation. A time-saving solution for scientists, the Thomson Collexis Dashboard includes summarized information which is not to be found in any system currently available, and provides identification of experts across categories on multiple subsets of the literature instantly -- including their relevant social network.

The Web of Science provides seamless access to current and retrospective multidisciplinary information from close to 9,500 of the most prestigious, high impact research journals in the world. Web of Science also provides a unique search method through cited reference searching. With it, users can navigate forward, backward, and through the literature, searching all disciplines and time spans to uncover all the information relevant to their research. Users can also navigate to electronic full-text journal articles.

"Thomson Scientific is dedicated to providing our customers with powerful ways to mine the published literature," said Dave Kochalko, vice president, business strategy at Thomson Scientific. "Turning the Collexis engine on Web of Science will expose new insights and give users the tools to make ground breaking discoveries on specific topics in the life sciences, such as Alzheimer's or Diabetes, or any research discipline."

For more information about an upcoming web overview of the custom designed dashboards for Web of Science, please e-mail: info@collexis.com

About Collexis Holdings, Inc.

Collexis Holdings, Inc., a leading developer of high definition search and knowledge discovery software since 1999, headquartered in Columbia, South Carolina (USA) with major operations in Cincinnati, Ohio, Geldermalsen, the Netherlands and Cologne, Germany. Collexis now offers the world's first pre- populated professional social network for life science researchers, http://www.biomedexperts.com. Collexis' proprietary technology builds conceptual profiles of text, called Fingerprints, from documents, Websites, emails and other digitized content and matches them with a comprehensive list of pre-defined "fingerprinted" concepts to make research results more relevant and efficient. This matching of concepts eliminates the ambiguity and lack of priority associated with word searches. The results are often described as "finding needles in many haystacks." Through this novel approach, Collexis can build unique applications to search, index and aggregate information as well as prioritize, trend and predict data based on sources in multiple industries without the limitations of language or dialect. Collexis' current clients in the public, private and academic sectors include the Mayo Clinic; Johns Hopkins University; the University of California, San Francisco; the University of South Carolina; Erasmus University Library; Bristol-Myers Squibb; Lockheed Martin; the World Health Organization; Wellcome Trust; the National Institutes of Health; and the U.S. Department of Defense. Shares of Collexis common stock are traded under the symbol CLXS on the OTC Bulletin Board (OTC BB). For more information, visit www.collexis.com.

About The Thomson Corporation

The Thomson Corporation (www.thomson.com) is a global leader in providing essential electronic workflow solutions to business and professional customers. With operational headquarters in Stamford, Conn., Thomson provides value-added information, software tools and applications to professionals in the fields of law, tax, accounting, financial services, scientific research and healthcare. The Corporation's common shares are listed on the New York and Toronto stock exchanges (NYSE: TOC - News; TSX: TOC - News).

Thomson Scientific is a business of The Thomson Corporation. Its information solutions assist professionals at every stage of research and development-from discovery to analysis to product development and distribution. Thomson Scientific information solutions can be found at scientific.thomson.com.

Source: Thomson Scientific